Exhibit 21

AmeriVest Subsidiaries

AmeriVest Properties Inc.

AmeriVest Properties Texas Inc.

AmeriVest Buildings Texas Inc.

AmeriVest Properties Indiana Inc.

AmeriVest Broadway Properties Inc.

AmeriVest Sheridan Center Inc.

AmeriVest Inverness Inc.

AmeriVest Keystone Inc.

AmeriVest Kellogg Inc.

Kellogg Executive Suites Inc.

AmeriVest Mesa Inc.

AmeriVest Arrowhead Inc.

AmeriVest Camelback Inc.

AmeriVest Centerra Inc.

AmeriVest Chateau Inc.

AmeriVest Parkway Inc.

AmeriVest Black Canyon Inc.

AmeriVest Scottsdale Inc.

AmeriVest Greenhill Inc.

AmeriVest Hackberry Inc.

AmeriVest Oak Lawn Inc.

AmeriVest Realty Services LLC